Exhibit 99.1

701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries Announces $11.2 Million Private Placement

RONKONKOMA, NY – October 24, 2014 — Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced that it has entered into a definitive securities purchase agreement to raise approximately $11.2 million in a private placement of common stock sold at a price of $10.00 per share.

Proceeds from the financing will be used to fully repay Lakeland’s 12% subordinated term loan with LKL Investments, LLC in the approximate amount of $3.6 million. The balance of the proceeds will be used for working capital and general corporate purposes, including supporting the increased demand for Lakeland’s safety products due to the EBOLA crisis. Pending such usage, Lakeland intends to temporarily pay down its senior revolving credit facility with AloStar Bank of Commerce.

Christopher J. Ryan, the CEO of Lakeland Industries, Inc., stated “This offering provides us with the capital we need to turn our attention to our core businesses and pay down expensive debt. Funding will go toward expanding our production capacity for our ChemMAX® and MicroMAX® protective suit lines in order to keep up with the significant global demand we have seen from governments, health organizations, and hospitals currently purchasing our fluid and pathogen resistant certified hazmat suits and other accessory items such as boots, sleeves, and aprons used in the fight against EBOLA.”

Pursuant to a registration rights agreement, Lakeland is required to file a registration statement for the resale of the shares of common stock issued. The offering is expected to close next week, subject to satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as exclusive placement agent in connection with this offering.

The shares of common stock to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent effective registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Lakeland has agreed to file a registration statement with the SEC registering the resale of the shares of common stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these shares of common stock, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. Lakeland’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.